Exhibit 1.1

UDR, INC.

Common Stock
($0.01 par value)

AMENDMENT NO. 1 TO THE ATM SALES AGREEMENT

February 14, 2023

New York, New York 10036
BofA Securities, Inc. One Bryant Park New York, New York 10036	Morgan Stanley & Co. LLC 1585 Broadway New York, New York 10036
BNY Mellon Capital Markets, LLC 240 Greenwich Street New York, New York 10286	Regions Securities LLC 615 South College Street, Suite 600 Charlotte, North Carolina 28202
BTIG, LLC 65 East 55th Street New York, New York 10022	RBC Capital Markets, LLC 200 Vesey Street New York, New York 10281
Citigroup Global Markets Inc. 388 Greenwich Street New York, New York 10013	TD Securities (USA) LLC 1 Vanderbilt Avenue New York, New York 10017
Jefferies LLC 520 Madison Avenue New York, New York 10022	Truist Securities, Inc. 3333 Peachtree Road NE, 11th Floor Atlanta, Georgia, 30326
J.P. Morgan Securities LLC 383 Madison Avenue, 5th Floor New York, New York 10179	Wells Fargo Securities, LLC 500 West 33rd Street New York, New York 10001
as Agents
Bank of America, N.A. One Bryant Park New York, New York 10036	Morgan Stanley & Co. LLC 1585 Broadway New York, New York 10036
The Bank of New York Mellon 240 Greenwich Street New York, New York 10286	Regions Securities LLC 615 South College Street, Suite 600 Charlotte, North Carolina 28202
Citibank, N.A. 388 Greenwich Street New York, New York 10013	Royal Bank of Canada 200 Vesey Street New York, New York 10281
Jefferies LLC 520 Madison Avenue New York, New York 10022	The Toronto-Dominion Bank c/o TD Securities (USA) LLC 1 Vanderbilt Avenue New York, New York 10017

JPMorgan Chase Bank, National Association 383 Madison Avenue, 5th Floor New York, New York 10179	Truist Bank 3333 Peachtree Road NE, 11th Floor Atlanta, Georgia, 30326
Wells Fargo Bank, National Association 500 West 33rd Street New York, New York 10001
as Forward Purchasers

Ladies and Gentlemen:

Reference is made to the ATM Sales Agreement, dated July 29, 2021 (the “Agreement”) by and among UDR, Inc., a Maryland corporation (the “Company”) and BofA Securities, Inc., BNY Mellon Capital Markets, LLC, BTIG, LLC, Citigroup Global Markets Inc., Jefferies LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Regions Securities LLC, RBC Capital Markets, LLC, TD Securities (USA) LLC, Truist Securities, Inc., Wells Fargo Securities, LLC, or any other person that shall become an agent hereunder from time to time, each as sales agent, forward seller and/or principal (in any such capacity, each an “Agent”, and together the “Agents”), and Bank of America, N.A., The Bank of New York Mellon, Citibank, N.A., Jefferies LLC, JPMorgan Chase Bank, National Association and Morgan Stanley & Co. LLC, Royal Bank of Canada, The Toronto-Dominion Bank, Truist Bank, Wells Fargo Bank, N.A., each (or its affiliate assignee) as forward purchaser (in such capacity, each a “Forward Purchaser”, and together the “Forward Purchasers”). On February 14, 2023, the Company and the Operating Partnership filed with the Securities and Exchange Commission (the “Commission”) an “automatic shelf registration statement” as defined under Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”), on Form S-3 (File No. 333-269757) (the “Registration Statement”), in respect of certain of the Company’s and the Operating Partnership’s securities, in anticipation of the expiration of the Company’s automatic shelf registration statement on Form S-3 (File No. 333-236846) (the “Expiring Registration Statement”). The Company, the Agents and the Forward Purchasers (collectively, the “Parties”) wish to amend the Agreement to reference the Registration Statement instead of the Expiring Registration Statement and to reflect the addition of Regions Securities LLC as a Forward Purchaser (this “Amendment”). The Parties therefore hereby agree as follows:

1.Forward Purchaser(s).  The definitions in the Agreement of a “Forward Purchaser” and the “Forward Purchasers” (and all references in the Agreement thereto) are hereby amended to include Regions Securities LLC, mutatis mutandis.

2.Commission File Number. Section 1(a) of the Agreement is hereby amended so that the reference to the Commission file number of the automatic shelf registration statement on Form S-3 filed by the Company with the Commission shall be file number 333-269757.

3.Effective Date. Section 1(a) of the Agreement is hereby amended to reflect that the effective date of the Registration Statement is February 14, 2023.

4.Notices. Section 11(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

(b)if to the Forward Purchasers shall be delivered or sent by mail, e-mail, telephone or facsimile transmission to:

Bank of America, N.A.
One Bryant Park
New York, New York 10036
Fax No.: (646) 855-6770
Attention: Strategic Equity Solutions Group

E-mail: dg.issuer_derivatives_notices@bofa.com,

The Bank of New York Mellon

240 Greenwich Street

New York, New York 10286

Attention: d1ny@bnymellon.com and JC.Mas@bnymellon.com,

Citibank, N.A.
390 Greenwich Street

New York, NY 10013

Attn: Eric Natelson; Theodore Finkelstein; Bianca Gotuaco

Telephone: (212) 723-7310; (212)-723-1693; (212)-723-1132

Email: eric.natelson@citi.com; Theodore.finkelstein@citi.com; bianca.gotuaco@citi.com; eq.us.corporates.middle.office@citi.com; eq.us.ses.notifications@citi.com,

With a copy to:

Citigroup Global Markets Inc.
390 Greenwich Street

New York, New York 10013

Email: setg.origination@citi.com,

Jefferies LLC

520 Madison Avenue

New York, New York 10022

Attention: Strategic Equity Transactions Group

Phone: (212) 708-2734

E-mail: SETG-US@jefferies.com and CorpEqDeriv@jefferies.com

With copies to:

Sonia Han Levovitz, SHan@jefferies.com,

JPMorgan Chase Bank, National Association
New York Branch

383 Madison Avenue

New York, New York 10179
Attention: EDG Marketing Support
E-mail: edg_notices@jpmorgan.com and edg_ny_corporate_sales_support@jpmorgan.com,

With a copy to:
Stephanie Little, Stephanie.y.little@jpmorgan.com,

Morgan Stanley & Co. LLC
1585 Broadway
New York, New York 10036
Fax No.: (212) 404-9828

Regions Securities LLC

615 South College Street, Suite 600

Charlotte, North Carolina 28202

Attention: Brit Stephens

Phone: (980) 287-2734

E-mail: brit.stephens@regions.com,

With a copy to: ECMDesk@regions.com,

Royal Bank of Canada

200 Vesey Street, 8th Floor

New York, New York 10281

Attention: Equity Syndicate Department

Phone: (877) 822-4089

E-mail: RBCECMCorporateEquityLinkedDocumentation@rbc.com,

The Toronto-Dominion Bank, c/o TD Securities (USA) LLC

1 Vanderbilt Avenue

New York, New York 10017

Attention: Global Equity Derivatives

Phone: (212) 827-7306

E-mail: TDUSA-GEDUSInvestorSolutionsSales@tdsecurities.com and Bradford.Limpert@tdsecurities.com,

Truist Bank

3333 Peachtree Road NE, 11th Floor

Atlanta, Georgia 30326

Fax No.: (404) 926-5995

Attention: Equity Syndicate Department

E-mail: dl.atm.offering@truist.com, with a copy to Michael Collins, Michael.collins@truist.com,

and

Wells Fargo Bank, National Association

500 West 33rd Street

New York, New York 10001

E-mail: CorporateDerivativeNotifications@wellsfargo.com,

and if to the Company to:

UDR, Inc.

1745 Shea Center Drive, Suite 200

Highlands Ranch, Colorado 80129

Fax No.: (720) 283-2453

Attention: Joseph D. Fisher

David G. Thatcher

With a copy to:

Morrison & Foerster LLP

2100 L Street, NW

Suite 900

Washington, D.C. 20037

Fax No.: (202) 887-0763

Attention: David M. Lynn and Andrew P. Campbell

E-mail: DLynn@mofo.com and AndyCampbell@mofo.com

5.Form of Confirmation. The form of Confirmation attached to the Agreement as Annex III is hereby deleted in its entirety and replaced with the form attached hereto as Annex I.

6.Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS PRINCIPLES OF CONFLICTS OF LAW.

7.Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Amendment. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

8.Successors and Assigns. An entity acting as a Forward Purchaser (the “Previous Forward Purchaser”) may, without the consent of the other parties hereto, designate an affiliate to replace it as Forward Purchaser (the “New Forward Purchaser”), in which case, from the date of such designation, the New Forward Purchaser shall for all the purposes of this Amendment and the Agreement be substituted for the Previous Forward Purchaser as a Forward Purchaser party hereto (as assignee of the Previous Forward Purchaser).

9.Agreement Remains in Effect.  Except as provided herein, all provisions, terms and conditions of the Agreement shall remain in full force and effect.  As amended hereby, the Agreement is ratified and confirmed in all respects.

Terms used herein but not otherwise defined are used herein as defined in the Agreement.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof; whereupon this instrument, along with all counterparts, will become a binding agreement among the Agents, the Forward Purchasers and the Company in accordance with its terms.

Very truly yours,

UDR, Inc.

By: /s/Joseph D. Fisher
Name: Joseph D. Fisher
Title: President and Chief Financial Officer

Exhibit 1.1

Accepted as of the date hereof

In their capacity as Agents

BOFA SECURITIES, INC.

By:	/s/ Hicham Hamdouch
Name: Hicham Hamdouch
Title: Managing Director

BNY MELLON CAPITAL MARKETS, LLC

By:	/s/ Dan Klinger
Name: Dan Klinger
Title: Managing Director

BTIG, LLC

By:	/s/ Steve Ortiz
Name: Steve Ortiz
Title: Managing Director

Citigroup Global Markets Inc.

By:	/s/ Kase Lawal
Name: Kase Lawal
Title: Director

jefferies LLC

By:	/s/ William S. Cowan, Jr
Name: William S. Cowan, Jr
Title: Managing Director

J.P. Morgan Securities LLC

By:	/s/ Sanjeet Dewal
Name: Sanjeet Dewal
Title: Managing Director

Morgan Stanley & Co. LLC

By:	/s/ Namrta Bhurjee
Name: Namrta Bhurjee
Title: Vice President

RBC CAPITAL MARKETS, LLC

By:	/s/ Azad Kasim
Name: Azad Kasim
Title: Managing Director, Head of U.S. Real Estate

REGIONS SECURITIES LLC

By:	/s/ Edward L. Armstrong
Name: Edward L. Armstrong
Title: Managing Director - ECM

TD SECURITIES (USA) LLC

By:	/s/ Dawn Crandlemire
Name: Dawn Crandlemire
Title: Director

TRUIST SECURITIES, INC.

By:	/s/ Geoffrey Fennel
Name: Geoffrey Fennel
Title: Director

Wells Fargo securities, LLC

By:	/s/ Chris Flouhouse
Name: Chris Flouhouse
Title: Managing Director

[UDR, Inc. ATM Sales Agreement Amendment No. 1 Signature Page]

Accepted as of the date hereof

Acting their capacities as Forward Purchasers, solely as the recipient and/or beneficiary of certain representations, warranties, covenants and indemnities as set forth in this

Agreement

BANK OF AMERICA, N.A.
By:/s/ Hicham Hamdouch
Name: Hicham Hamdouch
Title: Managing Director

THE BANK OF NEW YORK MELLON
By:/s/ Robert Lynch
Name: Robert Lynch
Title: Managing Director

CITIBANK, N.A.
By:/s/ Eric Natelson
Name: Eric Natelson
Title: Authorized Signatory

JEFFERIES LLC
By:/s/ William S. Cowan, Jr
Name: William S. Cowan, Jr
Title: Managing Director

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
By:/s/ Sanjeet Dewal
Name: Sanjeet Dewal
Title: Managing Director

[UDR, Inc. ATM Sales Agreement Amendment No. 1 Signature Page]

MORGAN STANLEY & CO. LLC
By:/s/ Namrta Bhurjee
Name: Namrta Bhurjee
Title: Vice President

REGIONS SECURITIES LLC
By:/s/ Edward L. Armstrong
Name: Edward L. Armstrong
Title: Managing Director - ECM

ROYAL BANK OF CANADA
By:/s/ Brian Ward
Name: Brian Ward
Title: Managing Director

THE TORONTO-DOMINION BANK
By:/s/ Vanessa Simonetti
Name: Vanessa Simonetti
Title: Managing Director

TRUIST BANK
By:/s/ Michael Collins
Name: Michael Collins
Title: Managing Director

WELLS FARGO BANK, NATIONAL ASSOCIATION
By:/s/ Elizabeth Alvarez
Name: Elizabeth Alvarez
Title: Managing Director

[UDR, Inc. ATM Sales Agreement Amendment No. 1 Signature Page]

Exhibit 1.1

Annex I

FORM OF REGISTERED FORWARD CONFIRMATION

Date: [●], 20[●]

To:	UDR, Inc.

1745 Shea Center Drive, Suite 200

Highlands Ranch, Colorado 80129

Fax No.: (720) 283-2453

Attention:Joseph D. Fisher

David G. Thatcher

From:	[DEALER NAME AND NOTICE INFORMATION]

Ladies and Gentlemen:

The purpose of this letter agreement is to confirm the terms and conditions of the Transaction entered into between [DEALER NAME] (“Dealer”) and UDR, Inc. (the “Counterparty”) on the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA 2002 Master Agreement specified below.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation.  In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1.This Confirmation and the pricing supplement delivered hereunder (the “Pricing Supplement”) substantially in the form of Annex A hereto evidence a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates.  This Confirmation, together with any other Confirmations for registered forward transactions entered into between Dealer and Counterparty (each, an “Additional Confirmation”), shall supplement, form a part of, and be subject to an agreement in the form of the ISDA 2002 Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed an agreement in such form (without any Schedule but with the elections set forth in this Confirmation).  In the event of any inconsistency between provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates.  The parties hereby agree that, other than the Transaction to which this Confirmation relates and the Transactions to which the Additional Confirmations, if any, relate (each, an “Additional Transaction”), no Transaction shall be governed by the Agreement.  For purposes of the Equity Definitions, the Transaction is a Share Forward Transaction.

2.The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	[●], 20[●]
Effective Date:

The first day occurring on or after the Trade Date on which Shares are sold through [AGENT NAME,] acting as forward seller for Dealer (in such capacity, the “Agent”), pursuant to the ATM Sales Agreement dated July 29, 2021, as amended from time to time, among Counterparty, Dealer, the Agent and the other parties thereto (the “Sales Agreement”) have settled.

Seller:	Counterparty
Buyer:	Dealer
Shares:	The common stock of Counterparty, par value USD 0.01 per share (Ticker Symbol: “UDR”)
Number of Shares:

The specified, fixed aggregate number of Shares sold through the Agent acting as forward seller for Dealer pursuant to the Sales Agreement during the period from and including the Trade Date through and including the Hedge Completion Date to establish Dealer’s commercially reasonable hedge position in a commercially reasonable manner; provided, however, that the Number of Shares is subject to reduction in connection with a Stock Borrow Event as described in Paragraph 7(f)(i) below; provided further, however, that on each Settlement Date, the Number of Shares shall be reduced by the number of Settlement Shares settled on such date.

Hedge Completion Date:

The earliest of (i) the date specified in writing as the Hedge Completion Date by Counterparty, (ii) any Settlement Date and (iii) [DATE].  Promptly after the Hedge Completion Date, Dealer will furnish Counterparty with the Pricing Supplement specifying the Number of Shares as of the Hedge Completion Date (the “Initial Number of Shares”) and the Initial Forward Price, all determined in accordance with the terms hereof.

Initial Forward Price:	[●]% of the volume weighted average price at which the Shares are sold through the Agent acting as forward seller in a commercially reasonable manner that reflects the then prevailing market price for Dealer pursuant to the Sales Agreement during the period from and including the Trade Date through and including the Hedge Completion Date (adjusted as the Calculation Agent determines appropriate to (i) reflect on each day during such period the sum of 1 and the Daily Rate for such day multiplied by the then-Initial Forward Price as of such day and (ii) reduce the then-Initial Forward Price by the relevant Forward Price Reduction Amount on each Forward Price Reduction Date occurring on or before the Hedge Completion Date).

Forward Price:(a)On the Hedge Completion Date, the Initial Forward Price; and

(b)

on each calendar day thereafter, (i) the Forward Price as of the immediately preceding calendar day multiplied by (ii) the sum of 1 and the Daily Rate for such day; provided that, on each Forward Price Reduction Date, the Forward Price in effect on such date shall be the Forward Price otherwise in effect on such date, minus the Forward Price Reduction Amount for such Forward Price Reduction Date.

Daily Rate:	For any day, a rate (which may be positive or negative) equal to (i)(A) Overnight Bank Rate for such day, minus (B) the Spread, divided by (ii) 365.
Overnight Bank Rate:

For any day, the rate set forth for such day opposite the caption “Overnight bank funding rate,” as such rate is displayed on Bloomberg Screen “OBFR01 <Index> <GO>”, or any successor page; provided that, if no rate appears for a particular day on such page, the rate for the immediately preceding day for which a rate does so appear shall be used for such day.

Spread:	[●]%.
Prepayment:	Not Applicable
Variable Obligation:	Not Applicable
Forward Price Reduction Dates:	As set forth on Schedule I

Forward Price Reduction Amounts:	For each Forward Price Reduction Date, the Forward Price Reduction Amount set forth opposite such date on Schedule I.
Exchange:	The New York Stock Exchange
Related Exchange(s):	All Exchanges
Clearance System:	The Depository Trust Company
Market Disruption Event:

Section 6.3(a) of the Equity Definitions is hereby amended by replacing the first sentence in its entirety with the following: “‘Market Disruption Event’ means in respect of a Share or an Index, the occurrence or existence of (i) a Trading Disruption, (ii) an Exchange Disruption, (iii) an Early Closure or (iv) a Regulatory Disruption, in each case that the Calculation Agent determines, in its commercially reasonable judgment, is material”.

Early Closure:	Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.
Regulatory Disruption:

Any event that Dealer, based on the advice of counsel, determines makes it necessary or appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures that generally apply to transactions of a nature and kind similar to the Transaction for Dealer to refrain from or decrease any market activity in connection with the Transaction.

Settlement:

Settlement Currency:	USD (all amounts shall be converted to the Settlement Currency in good faith and in a commercially reasonable manner by the Calculation Agent)
Settlement Date:	Any Scheduled Trading Day following the Effective Date and up to and including the Final Date that is either:
(a)	designated by Counterparty as a “Settlement Date” by a written notice (a “Settlement Notice”) that satisfies the Settlement Notice

Requirements and is delivered to Dealer no less than (i) two Scheduled Trading Days prior to such Settlement Date, which may be the Final Date, if Physical Settlement applies, and (ii) 60 Scheduled Trading Days prior to such Settlement Date, which may be the Final Date, if Cash Settlement or Net Share Settlement applies; provided that, if Dealer shall fully unwind its commercially reasonable hedge in a commercially reasonable manner with respect to the portion of the Number of Shares to be settled during an Unwind Period by a date that is more than two Scheduled Trading Days prior to a Settlement Date specified above, Dealer may, by written notice to Counterparty, no fewer than two Scheduled Trading Days prior thereto, specify any Scheduled Trading Day prior to such original Settlement Date as the Settlement Date; or

(b)	designated by Dealer as a Settlement Date pursuant to the “Termination Settlement” provisions of Paragraph 7(g) below;

provided that the Final Date will be a Settlement Date if on such date the Number of Shares for which a Settlement Date has not already been designated is greater than zero, and provided further that, following the occurrence of at least two consecutive Disrupted Days during an Unwind Period and while such Disrupted Days are continuing, Dealer may designate any subsequent Scheduled Trading Day as the Settlement Date with respect to the portion of the Settlement Shares, if any, for which Dealer has determined an Unwind Purchase Price during such Unwind Period, it being understood that the Unwind Period with respect to the remainder of such Settlement Shares shall recommence on the next succeeding Exchange Business Day that is not a Disrupted Day in whole.

Final Date:	[DATE] (or if such day is not a Scheduled Trading Day, the next following Scheduled Trading Day).

Settlement Shares:(a)With respect to any Settlement Date other than the Final Date, the number of Shares designated as such by Counterparty in the relevant Settlement Notice or designated by Dealer pursuant to the “Termination Settlement” provisions of Paragraph 7(g) below, as applicable; provided that the Settlement Shares so designated shall, in the case of a designation by Counterparty, (i) not exceed the Number of Shares at that time and (ii) be at least equal to the lesser of 100,000 and the Number of Shares at that time, in each case with the Number of Shares determined taking into account pending Settlement Shares; and

(b)

with respect to the Settlement Date on the Final Date, a number of Shares equal to the Number of Shares at that time; in each case with the Number of Shares determined taking into account pending Settlement Shares.

Settlement Method Election:

Physical Settlement, Cash Settlement, or Net Share Settlement, at the election of Counterparty as set forth in a Settlement Notice that satisfies the Settlement Notice Requirements; provided that Physical Settlement shall apply (i) if no Settlement Method is validly selected, (ii) with respect to any Settlement Shares in respect of which Dealer is unable to unwind its hedge by the end of the Unwind Period (taking into account any Additional Transactions with overlapping “Unwind Periods” (as defined in the applicable Additional Confirmation)) (A) in a manner that, in the reasonable discretion of Dealer, based on advice of counsel, is consistent with the requirements for qualifying for the safe harbor provided by Rule 10b-18 (“Rule 10b-18”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or (B)  in its commercially reasonable judgment, due to the occurrence of Disrupted Days or to the lack of sufficient liquidity in the Shares on any Exchange Business Day during the Unwind Period, (iii) to any Termination Settlement Date (as defined under “Termination Settlement” in Paragraph 7(g) below) and (iv) if the Final Date is a Settlement Date other than as the result of a valid Settlement Notice, in respect of such Settlement Date; provided further that, if Physical Settlement applies under clause (ii)

immediately above, Dealer shall provide written notice to Counterparty at least two Scheduled Trading Days prior to the applicable Settlement Date.

Settlement Notice Requirements:

Notwithstanding any other provision hereof, a Settlement Notice delivered by Counterparty that specifies Cash Settlement or Net Share Settlement will not be effective to establish a Settlement Date or require Cash Settlement or Net Share Settlement unless Counterparty delivers to Dealer with such Settlement Notice a representation, dated as of the date of such Settlement Notice and signed by Counterparty, containing the provisions set forth in clause (i) under the heading “Additional Representations and Agreements of Counterparty” in Paragraph 7(e) below.

Physical Settlement:

If Physical Settlement is applicable, then Counterparty shall deliver to Dealer through the Clearance System a number of Shares equal to the Settlement Shares for such Settlement Date, and Dealer shall pay to Counterparty, by wire transfer of immediately available funds to an account designated by Counterparty, an amount equal to the Physical Settlement Amount for such Settlement Date, on a delivery versus payment basis.  If, on any Settlement Date, the Shares to be delivered by Counterparty to Dealer hereunder are not so delivered (the “Deferred Shares”), and a Forward Price Reduction Date occurs during the period from, and including, such Settlement Date to, but excluding, the date such Shares are actually delivered to Dealer, then the portion of the Physical Settlement Amount payable by Dealer to Counterparty in respect of the Deferred Shares shall be reduced by an amount equal to the Forward Price Reduction Amount for such Forward Price Reduction Date, multiplied by the number of Deferred Shares.

Physical Settlement Amount:

For any Settlement Date for which Physical Settlement is applicable, an amount in cash equal to the product of (a) the Forward Price in effect on the relevant Settlement Date multiplied by (b) the Settlement Shares for such Settlement Date.

Cash Settlement:	On any Settlement Date in respect of which Cash Settlement applies, if the Cash Settlement Amount is a positive number, Dealer will pay the Cash Settlement Amount to Counterparty.  If the Cash Settlement Amount is a negative number, Counterparty will pay the absolute value of the Cash Settlement Amount to Dealer.  Such amounts shall be paid on such Settlement Date by wire transfer of immediately available funds.

Cash Settlement Amount:	An amount determined by the Calculation Agent equal to:
(a)

(i)(A) the weighted average (weighted on the same basis as clause (B)) of the Forward Prices on each day during the applicable Unwind Period (calculated assuming no reduction to the Forward Price for any Forward Price Reduction Date that occurs during such Unwind Period, which is accounted for in clause (b) below), minus a commercially reasonable commission which shall not exceed USD [●], minus (B) the weighted average price (the “Unwind Purchase Price”) at which Dealer purchases Shares during the Unwind Period to unwind its commercially reasonable hedge with respect to the portion of the Number of Shares to be settled during the Unwind Period in a commercially reasonable manner that reflects the then prevailing market prices (including, for the avoidance of doubt, purchases on any Disrupted Day in part), taking into account Shares anticipated to be delivered or received if Net Share Settlement applies, and the restrictions of Rule 10b-18 under the Exchange Act agreed to hereunder, multiplied by (ii) the Settlement Shares for the relevant Settlement Date; minus

(b)

the product of (i) the Forward Price Reduction Amount for any Forward Price Reduction Date that occurs during such Unwind Period, and (ii) the number of Settlement Shares for such Settlement Date with respect to which Dealer has not unwound its commercially reasonable hedge in a commercially reasonable manner, including the settlement of such unwinds, as of such Forward Price Reduction Date.

Net Share Settlement:

On any Settlement Date in respect of which Net Share Settlement applies, if the Cash Settlement Amount is a (i) positive number, Dealer shall deliver a number of Shares to Counterparty equal to the Net Share Settlement Shares, or (ii) negative number, Counterparty shall deliver a number of Shares to Dealer equal to the Net Share Settlement Shares; provided that, if Dealer determines in its reasonable judgment that it would be required to deliver Net Share Settlement Shares to Counterparty, Dealer may elect to deliver a portion of such Net Share Settlement Shares on one or more dates prior to the applicable Settlement Date.

Net Share Settlement Shares:

With respect to a Settlement Date, the absolute value of the Cash Settlement Amount divided by the Unwind Purchase Price, with the number of Shares rounded up in the event such calculation results in a fractional number.

Unwind Period:

The period from and including the first Exchange Business Day following the date Counterparty validly elects Cash Settlement or Net Share Settlement in respect of a Settlement Date through the second Scheduled Trading Day preceding such Settlement Date, subject to “Termination Settlement” as described in Paragraph 7(g) below.

Failure to Deliver:	Applicable if Dealer is required to deliver Shares hereunder; otherwise, Not Applicable.
Share Cap:

Notwithstanding any other provision of this Confirmation, in no event will Counterparty be required to deliver to Dealer on any Settlement Date, whether pursuant to Physical Settlement, Net Share Settlement or any Private Placement Settlement, a number of Shares in excess of (i) two times the Initial Number of Shares, subject to adjustment from time to time in accordance with the provisions of this Confirmation or the Equity Definitions minus (ii) the aggregate number of Shares delivered by Counterparty to Dealer hereunder prior to such Settlement Date.

Adjustments:

Method of Adjustment:

Calculation Agent Adjustment.  Section 11.2(e) of the Equity Definitions is hereby amended by deleting clause (iii) thereof. For the avoidance of doubt, the declaration or payment of a cash dividend will not constitute a Potential Adjustment Event.

Additional Adjustment:

If, in Dealer’s commercially reasonable judgment, the actual cost to Dealer (or an affiliate of Dealer), over any one month period, of borrowing a number of Shares equal to the Number of Shares to hedge in a commercially reasonable manner its exposure to the Transaction exceeds a weighted average rate equal to [●] basis points per annum, the Calculation Agent shall reduce the Forward Price to compensate Dealer for the amount by which such cost exceeded a weighted average rate equal to [●] basis points per annum during such period. The Calculation Agent shall notify Counterparty prior to making any such adjustment to the Forward Price.

Extraordinary Events:

Extraordinary Events:

In lieu of the applicable provisions contained in Article 12 of the Equity Definitions, the consequences of any Extraordinary Event (including, for the avoidance of doubt, any Merger Event, Tender Offer, Nationalization, Insolvency, Delisting, or Change In Law) shall be as specified below under the headings “Acceleration Events” and “Termination Settlement” in Paragraphs 7(f) and 7(g), respectively. Notwithstanding anything to the contrary herein or in the Equity Definitions, no Additional Disruption Event will be applicable except to the extent expressly referenced in Paragraph 7(f)(iv) below.

Non-Reliance:	Applicable

Agreements and Acknowledgments

Regarding Hedging Activities:	Applicable
Additional Acknowledgments:	Applicable
Transfer:	Notwithstanding anything to the contrary herein or in the Agreement, Dealer may assign, transfer, delegate and set over all rights, title and interest, powers, privileges, obligations and remedies of Dealer under the Transaction, in whole or in part, to any affiliate of Dealer without the consent of Counterparty; provided that either (A) the long-term, unsecured and unsubordinated credit rating (“Credit Rating”) of the transferee or assignee is equal to or greater than the Credit Rating of Dealer, as specified by S&P Global Ratings and Moody’s Investors Service, Inc. (or their respective successors, the “Ratings Agencies”), at the time of such assignment, transfer, delegation or set over, provided, however that if such transferee or assignee is only rated by one of the Ratings Agencies, then such Credit Rating is equal to or greater than the Credit Rating of Dealer, or (B) such transferee’s or assignee’s obligations hereunder will be guaranteed by Dealer or Dealer’s ultimate parent or parent entity pursuant to the terms of a customary guarantee in a form reasonably acceptable to Counterparty.

[Notwithstanding anything to the contrary in the Paragraph  above, to the extent that Physical Settlement or Net Share Settlement applies to the Transaction or a portion thereof, such Transaction or portion thereof shall, effective two Local Business Days prior to the related Settlement Date, be deemed to be automatically assigned by Dealer to a U.S. broker-dealer affiliate of Dealer designated by Dealer (the “Designated Assignee”), and delivery of Shares by Counterparty in connection with such Physical Settlement or Net Share Settlement shall be made to an account of such Designated Assignee, as advised by Dealer. Dealer shall be discharged of its obligations to Counterparty only to the extent of the Designated Assignee’s performance. Counterparty and the Designated Assignee hereby waive any and all rights each such party may have to set-off delivery or payment obligations it owes to the other such party under any Transaction against any delivery or payment obligations owed to it by the other such party, whether arising under the Agreement, under any other agreement between such parties, by operation of law or otherwise.]1

1 NTD: To include in BNY confirm.

3. Calculation Agent:

Dealer, whose judgments, determinations and calculations shall be made in good faith and in a commercially reasonable manner; and, as may be applicable, with reference to Dealer’s hedge position, assuming Dealer maintains a commercially reasonable hedge position; provided that, following the occurrence and during the continuance of an Event of Default of the type described in Section 5(a)(vii) of the Agreement with respect to which Dealer is the sole Defaulting Party, if the Calculation Agent fails to timely make any calculation, adjustment or determination required to be made by the Calculation Agent hereunder or to perform any obligation of the Calculation Agent hereunder and such failure continues for five Exchange Business Days following notice to the Calculation Agent by Counterparty of such failure, Counterparty shall have the right to designate a nationally recognized third-party dealer in over-the-counter corporate equity derivatives to act, during the period commencing on the date such Event of Default occurred and ending on the Early Termination Date with respect to such Event of Default, as the Calculation Agent.  Following any determination or calculation by the Calculation Agent hereunder, upon a request by Counterparty, the Calculation Agent shall promptly (but in any event within four Scheduled Trading Days) provide to Counterparty by e-mail to the e-mail address provided by Counterparty in such request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation (including any assumptions used in making such determination or calculation), it being understood that the Calculation Agent shall not be obligated to disclose any proprietary or confidential models or other proprietary or confidential information used by it for such determination or calculation.

4.Account Details:

(a)Account for delivery of Shares
to Dealer:To be furnished

(b)Account for delivery of Shares
to Counterparty:To be furnished

(c)Account for payments to

Counterparty:	To be advised under separate cover or telephone confirmed prior to each Settlement Date

(d)Account for payments to Dealer:To be advised under separate cover or telephone confirmed prior to each Settlement Date

5.Offices:

The Office of Counterparty for the Transaction is:  Inapplicable, Counterparty is not a Multibranch Party

The Office of Dealer for the Transaction is:  [New York] [●]

6.Notices: For purposes of this Confirmation:

(a)	Address for notices or communications to Counterparty:

UDR, Inc.
1745 Shea Center Drive, Suite 200

Highlands Ranch, Colorado 80129

Fax No.: (720) 283-2453

Attention:Joseph D. Fisher

David G. Thatcher

(b)	Address for notices or communications to Dealer:

[INSERT DEALER NAME AND NOTICE INFORMATION]

7.Other Provisions:

(a)Conditions to Effectiveness.  The Transaction shall be effective if and only if Shares are sold by the Agent acting as forward seller for Dealer on or after the Trade Date and on or before the Hedge Completion Date pursuant to the Sales Agreement.  If the Sales Agreement is terminated prior to any such sale of Shares thereunder, the parties shall have no further obligations in connection with the Transaction, other than in respect of breaches of representations or covenants on or prior to such date.

(b)Sales Agreement Representations, Warranties and Covenants.  On the Trade Date and on each date on which Dealer or its affiliates makes a sale pursuant to a prospectus in connection with a hedge of the Transaction, Counterparty repeats and reaffirms as of such date all of the representations and warranties contained in the Sales Agreement.  Counterparty hereby agrees to comply with its covenants contained in the Sales Agreement as if such covenants were made in favor of Dealer.

(c)Interpretive Letter.  Counterparty agrees and acknowledges that the Transaction is being entered into in accordance with the October 9, 2003 interpretive letter from the staff of the Securities and Exchange Commission to Goldman, Sachs & Co. (the “Interpretive Letter”) and agrees to take all actions, and to omit to take any actions, reasonably requested by Dealer for the Transaction to comply with the Interpretive Letter.  Without limiting the foregoing, Counterparty agrees that neither it nor any “affiliated purchaser” (as defined in Regulation M (“Regulation M”) under the Exchange Act) will, directly or indirectly, bid for, purchase or attempt to induce any person to bid for or purchase, the Shares or securities that are convertible into, or exchangeable or exercisable for, Shares during any “restricted period” as such term is defined in Regulation M. In addition, Counterparty represents that it is eligible to conduct a primary offering of Shares on Form S-3, the offering contemplated by the Sales Agreement complies with Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), and the Shares are “actively traded” as defined in Rule 101(c)(1) of Regulation M.

(d)Agreements and Acknowledgments Regarding Shares.

(i)Counterparty agrees and acknowledges that, in respect of any Shares delivered to Dealer hereunder, such Shares shall be newly issued (unless mutually agreed otherwise by the parties) and, upon such delivery, duly and validly authorized, issued and outstanding, fully paid and nonassessable, free of any lien, charge, claim or other encumbrance and not subject to any preemptive or similar rights and shall, upon such issuance, be accepted for listing or quotation on the Exchange.

(ii)Counterparty agrees and acknowledges that Dealer (or an affiliate of Dealer) will hedge its exposure to the Transaction by selling Shares borrowed from third party securities lenders or other Shares pursuant to a registration statement, and that, pursuant to the terms of the Interpretive Letter, the Shares (up to the Initial Number of Shares) delivered, pledged or loaned by Counterparty to Dealer (or an affiliate of Dealer) in connection with the Transaction may be used by Dealer (or an affiliate of Dealer) to return to securities lenders without further registration or other restrictions under the Securities Act, in the hands of those securities lenders, irrespective of whether such securities loan is effected by Dealer or an affiliate of Dealer.  Accordingly, subject to Paragraph 7(h) below, Counterparty agrees that the Shares that it delivers, pledges or loans to Dealer (or an affiliate of Dealer) on or prior to the final Settlement Date will not bear a restrictive legend and that such Shares will be deposited in, and the delivery thereof shall be effected through the facilities of, the Clearance System.

(iii)Counterparty agrees and acknowledges that it has reserved and will keep available at all times, free from preemptive or similar rights and free from any lien, charge, claim or other encumbrance, authorized but unissued Shares at least equal to the Share Cap, solely for the purpose of settlement under the Transaction.

(iv)Unless the provisions set forth below under “Private Placement Procedures” are applicable, Dealer agrees to use any Shares delivered by Counterparty hereunder on any Settlement Date to return to securities lenders to close out open securities loans created by Dealer or an affiliate of Dealer in the course of Dealer’s or such affiliate’s hedging activities related to Dealer’s exposure under the Transaction.

(v)In connection with bids and purchases of Shares in connection with any Cash Settlement or Net Share Settlement of the Transaction, Dealer shall use its good faith efforts to conduct its activities, or cause its affiliates to conduct their activities, in a manner consistent with the requirements of the safe harbor provided by Rule 10b-18 under the Exchange Act, as if such provisions were applicable to such purchases and any analogous purchases under any Additional Transaction.

(e)Additional Representations and Agreements of Counterparty. Counterparty represents, warrants and agrees as follows:

(i)Counterparty represents to Dealer on the Trade Date and on any date that Counterparty notifies Dealer that Cash Settlement or Net Share Settlement applies to the Transaction, that (A) Counterparty is not aware of any material nonpublic information regarding Counterparty or the Shares, (B) each of its filings under the Securities Act, the Exchange Act or other applicable securities laws that are required to be filed have been filed and that, as of the date of this representation, when considered as a whole (with the more recent such filings deemed to amend inconsistent statements contained in any earlier such filings), there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and (C) Counterparty is not entering into this Confirmation nor making any election hereunder to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act. In addition to any other requirement set forth herein, Counterparty agrees not to designate, or to appropriately rescind or modify a prior designation of, any Settlement Date if it is notified by Dealer that, in the reasonable determination of Dealer, based on advice of counsel, such settlement or Dealer’s related market activity in respect of such date would result in a violation of any applicable federal or state law or regulation, including the U.S. federal securities laws.

(ii)It is the intent of Dealer and Counterparty that following any election of Cash Settlement or Net Share Settlement by Counterparty, the purchase of Shares by Dealer during any Unwind Period shall comply with the requirements of Rule 10b5-l(c)(l)(i)(B) under the Exchange Act and that this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-l(c) under the Exchange Act. Counterparty acknowledges that (i) during any Unwind Period Counterparty shall not have, and shall not attempt to exercise, any influence over how, when or whether to effect purchases of Shares by Dealer (or its agent or affiliate) in connection with this Confirmation and (ii) Counterparty is entering into the Agreement and this Confirmation in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 under the Exchange Act. Counterparty further agrees to act in good faith with respect to this Confirmation and the Agreement in accordance with the requirements of Rule 10b5-1(c) under the Exchange Act.

(iii)Counterparty shall, at least one day prior to the first day of any Unwind Period, notify Dealer of the total number of Shares purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception contained in Rule 10b-18(b)(4) by or for Counterparty or any of its affiliated purchasers during each of the four calendar weeks preceding the first day of the Unwind Period and during the calendar week in which the first day of the Unwind Period occurs (“Rule 10b-18 purchase,” “blocks” and “affiliated purchaser” each being used as defined in Rule 10b-18).

(iv)During any Unwind Period, Counterparty shall (i) notify Dealer prior to the opening of trading in the Shares on any day on which Counterparty makes, or reasonably expects in advance of the opening to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any merger, acquisition, or similar transaction involving a recapitalization relating to Counterparty (other than any such transaction in which the consideration consists solely of cash and there is no valuation period), (ii) promptly notify Dealer following any such announcement that such announcement has been made, and (iii) promptly deliver to Dealer following the making of any such announcement information indicating (A) Counterparty’s average daily Rule 10b-18 purchases (as defined in Rule 10b-18) during the three full calendar months preceding the date of the announcement of such transaction and (B) Counterparty’s block purchases (as defined in Rule 10b-18) effected pursuant to paragraph (b)(4) of Rule 10b-18 during the three full calendar months preceding the date of the announcement of such transaction.  In addition, Counterparty shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders.

(v)Neither Counterparty nor any of its affiliated purchasers (within the meaning of Rule 10b-18 under the Exchange Act) shall take or refrain from taking any action (including, without limitation, any direct purchases by Counterparty or any of its affiliates, or any purchases by a party to a derivative transaction with Counterparty or any of its affiliates), either under this Confirmation, under an agreement with another party or otherwise, that might reasonably be expected to cause any purchases of Shares by Dealer or any of its affiliates in connection with any Cash Settlement or Net Share Settlement of the Transaction not to meet the requirements of the safe harbor provided by Rule 10b-18 determined as if all such foregoing purchases were made by Counterparty.

(vi)Counterparty will not engage in any “distribution” (as defined in Regulation M that would cause a “restricted period” (as defined in Regulation M) to occur during any Unwind Period.

(vii)Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(viii)Counterparty is not insolvent, nor will Counterparty be rendered insolvent as a result of the Transaction or its performance of the terms hereof.

(ix)Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(x)Counterparty understands that no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.

(xi)To Counterparty’s actual knowledge, no federal, state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares, other than Sections 13 and 16 under the Exchange Act or Article VI of the Articles of Restatement of Counterparty, as amended and supplemented; provided that Counterparty makes no representation or warranty regarding any such requirement that is applicable generally to the ownership of equity securities by Dealer or its affiliates solely as a result of their being a financial institution or broker-dealer.

(xii)No filing with, or approval, authorization, consent, license, registration, qualification, order or decree of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the execution, delivery and performance by Counterparty of this Confirmation and the consummation of the Transaction (including, without limitation, the issuance and delivery of Shares on any Settlement Date) except (i) such as have been obtained under the Securities Act and (ii) as may be required to be obtained under state securities laws.

(xiii)Counterparty (i) has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of entering into the Transaction; (ii) has consulted with its own legal, financial, accounting and tax advisors in connection with the Transaction; and (iii) is entering into the Transaction for a bona fide business purpose.

(xiv)Counterparty will, by the next succeeding Scheduled Trading Day notify Dealer upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default, a Potential Event of Default or a Potential Adjustment Event.

(xv)Ownership positions held by Dealer or any of its affiliates solely in its capacity as a nominee or fiduciary do not constitute “ownership” by Dealer, and Dealer shall not be deemed or treated as the beneficial or constructive “owner” of such positions, in each case, for purposes of Article VI of the Articles of Restatement of Counterparty, as amended and supplemented, including, without limitation, Section 6.1(b) thereof.

(xvi)Counterparty (i) is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies involving a security or securities; (ii) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (iii) has total assets of at least USD 50 million as of the date hereof.

(f)Acceleration Events.  Each of the following events shall constitute an “Acceleration Event”:

(i)Stock Borrow Event.  In the commercially reasonable judgment of Dealer (A) Dealer (or an affiliate of Dealer) is not able to hedge in a commercially reasonable manner its exposure under the Transaction because insufficient Shares are made available for borrowing by securities lenders or (B) Dealer (or an affiliate of Dealer) would incur a cost to borrow (or to maintain a borrow of) Shares to hedge in a commercially reasonable manner its exposure under the Transaction that is greater than a rate equal to 200 basis points per annum (each, a “Stock Borrow Event”);

(ii)Dividends and Other Distributions.  On any day occurring after the Trade Date, Counterparty declares a distribution, issue or dividend to existing holders of the Shares of (A) any cash dividend (other than an Extraordinary Dividend) to the extent all cash dividends having an ex-dividend date during the period from, and including, any Forward Price Reduction Date (with the Trade Date being a Forward Price Reduction Date for purposes of this Paragraph (ii) only) to, but excluding, the next subsequent Forward Price Reduction Date exceeds, on a per Share basis, the Forward Price Reduction Amount set forth opposite the first date of any such period on Schedule I (any such excess, an “Excess Dividend”), (B) any Extraordinary Dividend, (C) any share capital or other securities of another issuer acquired or owned (directly or indirectly) by Counterparty as a result of a spin-off or other similar transaction or (D) any other type of securities (other than Shares), rights or warrants or other assets, in any case for payment (cash or other consideration) at less than the prevailing market price, as determined in a commercially reasonable manner by Dealer; “Extraordinary Dividend” means any dividend or distribution (that is not an ordinary cash dividend) declared by the Issuer with respect to the Shares that, in the commercially reasonable determination of Dealer, is (1) a dividend or distribution declared on the Shares at a time at which the Issuer has not previously declared or paid dividends or distributions on such Shares for the prior four quarterly periods, (2) a payment or distribution by the Issuer to holders of Shares that the Issuer announces will be an “extraordinary” or “special” dividend or distribution, (3) a payment by the Issuer to holders of Shares out of the Issuer’s capital and surplus or (4) any other “special” dividend or distribution on the Shares that is, by its terms or declared intent, outside the normal course of operations or normal dividend policies or practices of the Issuer; for the avoidance of doubt, any amount calculated pursuant to this “Acceleration Events” section as a result of an Excess Dividend or Extraordinary Dividend shall not be adjusted by the value associated with such Excess Dividend or Extraordinary Dividend, as applicable;

(iii)ISDA Termination.  Either Dealer or Counterparty has the right to designate an Early Termination Date pursuant to Section 6 of the Agreement;

(iv)Other ISDA Events.  The announcement of any event that, if consummated, would result in an Extraordinary Event or the occurrence of any Change in Law; provided that, in case of a Delisting, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); provided further that (i) the definition of “Change in Law” provided in Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (A) replacing the phrase “the interpretation” in the third line thereof with the phrase “or announcement or statement of the formal or informal interpretation” and (B) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by Dealer on the Trade Date” and (ii) any determination as to whether (A) the adoption of or any change in any applicable law or regulation (including, without limitation, any tax law) or (B) the promulgation of or any change in or announcement or statement of the formal or informal interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Wall Street Transparency and Accountability Act of 2010 (the “WSTAA”) or any similar provision in any legislation enacted on or after the Trade Date; or

(v)Ownership Event.  In the good faith judgment of Dealer, on any day, the Share Amount for such day exceeds the Post-Effective Limit for such day (if any applies) (each, an “Ownership Event”).  For purposes of this clause (v), the “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation or regulatory order or Counterparty constituent document that for any reason is, or after the Trade Date becomes, applicable to ownership of Shares (“Applicable Provisions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership of under the Applicable Provisions, as determined by Dealer in its reasonable discretion.  The “Post-Effective Limit” means (x) the minimum number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or would result in an adverse effect on a Dealer Person, under the Applicable Provisions, as determined by Dealer in its reasonable discretion, minus (y) 1.0% of the number of Shares outstanding.

(g)Termination Settlement.  Upon the occurrence of any Acceleration Event, Dealer shall have the right to designate, upon at least one Scheduled Trading Day’s notice, any Scheduled Trading Day following such occurrence to be a Settlement Date hereunder (a “Termination Settlement Date”) to which Physical Settlement shall apply, and to select the number of Settlement Shares relating to such Termination Settlement Date; provided that (i) in the case of an Acceleration Event arising out of an Ownership Event, the number of Settlement Shares so designated by Dealer shall not exceed the number of Shares necessary to reduce the Share Amount to reasonably below the Post-Effective Limit and (ii) in the case of an Acceleration Event arising out of a Stock Borrow Event, the number of Settlement Shares so designated by Dealer shall not exceed the number of Shares as to which such Stock Borrow Event exists.  If, upon designation of a Termination Settlement Date by Dealer pursuant to the preceding sentence, Counterparty fails to deliver the Settlement Shares relating to such Termination Settlement Date when due or otherwise fails to perform obligations within its control in respect of the Transaction, it shall be an Event of Default with respect to Counterparty and Section 6 of the Agreement shall apply.  If an Acceleration Event occurs during an Unwind Period relating to a number of Settlement Shares to which Cash Settlement or Net Share Settlement applies, then on the Termination Settlement Date relating to such Acceleration Event, notwithstanding any election to the contrary by Counterparty, Cash Settlement or Net Share Settlement shall apply to the portion of the Settlement Shares relating to such Unwind Period as to which Dealer has unwound its commercially reasonable hedge in a commercially reasonable manner and Physical Settlement shall apply in respect of (x) the remainder (if any) of such Settlement Shares and (y) the Settlement Shares designated by Dealer in respect of such Termination Settlement Date.  If an Acceleration Event occurs after Counterparty has designated a Settlement Date to which Physical Settlement applies but before the relevant Settlement Shares have been delivered to Dealer, then Dealer shall have the right to cancel such Settlement Date and designate a Termination Settlement Date in respect of such Shares pursuant to the first sentence hereof.

(h)Private Placement Procedures.  If Counterparty is unable to comply with the provisions of sub-paragraph (ii) of “Agreements and Acknowledgments Regarding Shares” above because of a change in law or a change in the policy of the Securities and Exchange Commission or its staff, or Dealer otherwise determines that in its reasonable opinion any Shares to be delivered to Dealer by Counterparty may not be freely returned by Dealer or its affiliates to securities lenders as described under such sub-paragraph (ii) or otherwise constitute “restricted securities” as defined in Rule 144 under the Securities Act, then delivery of any such Shares (the “Restricted Shares”) shall be effected as provided below, unless waived by Dealer.

(i)If Counterparty delivers the Restricted Shares pursuant to this clause (i) (a “Private Placement Settlement”), then delivery of Restricted Shares by Counterparty shall be effected in accordance with private placement procedures customary for private placements of equity securities of substantially similar size with respect to such Restricted Shares reasonably acceptable to Dealer; provided that Counterparty may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(a)(2) of the Securities Act for the sale by Counterparty to Dealer (or any affiliate designated by Dealer) of the Restricted Shares or the exemption pursuant to Section 4(a)(1) or Section 4(a)(3) of the Securities Act for resales of the Restricted Shares by Dealer (or any such affiliate of Dealer), and if Counterparty fails to deliver the Restricted Shares when due or otherwise fails to perform obligations within its control in respect of a Private Placement Settlement, it shall be an Event of Default with respect to Counterparty and Section 6 of the Agreement shall apply.  The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Restricted Shares by Dealer), opinions and certificates, and such other documentation as is customary for private placement agreements of equity securities of a substantially similar size, all reasonably acceptable to Dealer.  In the case of a Private Placement Settlement, Dealer shall, in its good faith discretion, adjust the amount of Restricted Shares to be delivered to Dealer hereunder in a commercially reasonable manner to reflect the fact that such Restricted Shares may not be freely returned to securities lenders by Dealer and may only be saleable by Dealer at a discount to reflect the lack of liquidity in Restricted Shares.  Notwithstanding the Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the Clearance System Business Day following notice by Dealer to Counterparty of the number of Restricted Shares to be delivered pursuant to this clause (i).  For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the date that would otherwise be applicable.

(ii)If Counterparty delivers any Restricted Shares in respect of the Transaction, Counterparty agrees that (A) such Shares may be transferred by and among Dealer and its affiliates and (B) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed, Counterparty shall promptly remove, or cause the transfer agent for the Shares to remove, any legends referring to any transfer restrictions from such Shares upon delivery by Dealer (or such affiliate of Dealer) to Counterparty or such transfer agent of any seller’s and broker’s representation letters customarily delivered by Dealer or its affiliates in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, each without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer).

(i)Indemnity.  Counterparty agrees to indemnify Dealer and its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such affiliate or person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint and several, incurred by or asserted against such Indemnified Party arising out of, in connection with, or relating to, any breach of any covenant or representation made by Counterparty in this Confirmation or the Agreement and will reimburse any Indemnified Party for all reasonable expenses (including reasonable legal fees and expenses) as they are incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto, except to the extent determined in a final and nonappealable judgment by a court of competent jurisdiction to have resulted from Dealer’s negligence, fraud, bad faith and/or willful misconduct or from a breach of any representation or covenant of Dealer contained in this Confirmation or the Agreement.  The foregoing provisions shall survive any termination or completion of the Transaction.

(j)Waiver of Trial by Jury.  COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVE (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL

RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF DEALER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(k)Governing Law/Jurisdiction.  This Confirmation and any claim, controversy or dispute arising under or related to this Confirmation shall be governed by the laws of the State of New York without reference to the conflict of laws provisions thereof.  The parties hereto irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the United States Court for the Southern District of New York in connection with all matters relating hereto and waive any objection to the laying of venue in, and any claim of inconvenient forum with respect to, these courts.

(l)Designation by Dealer.  Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations.  Dealer shall be discharged of its obligations to Counterparty only to the extent of any such performance.

(m)Insolvency Filing.  Notwithstanding anything to the contrary herein, in the Agreement or in the Equity Definitions, upon any Insolvency Filing or any proceeding under Title 11 of the United States Code in respect of the Issuer, the Transaction shall automatically terminate on the date thereof without further liability of either party to this Confirmation to the other party (except for any liability in respect of any breach of representation or covenant by a party under this Confirmation prior to the date of such Insolvency Filing or other proceeding), it being understood that the Transaction is a contract for the issuance of Shares by the Issuer.

(n)Disclosure.  Effective from the date of commencement of discussions concerning the Transaction, each of Dealer and Counterparty and each of their employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) relating to such tax treatment and tax structure.

(o)Right to Extend.  Dealer may postpone any Settlement Date or any other date of valuation or delivery, with respect to some or all of the relevant Settlement Shares, if Dealer determines, based on advice of counsel, that such extension is reasonably necessary or appropriate to enable Dealer to effect purchases of Shares in connection with its hedging activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal and regulatory requirements.

(p)Counterparty Share Repurchases.  Counterparty agrees not to repurchase, directly or indirectly, any Shares if, immediately following such purchase, the Outstanding Share Percentage would be equal to or greater than 4.5%.  The “Outstanding Share Percentage” as of any day is the fraction (1) the numerator of which is the aggregate of the Number of Shares for the Transaction and the “Number of Shares” (as defined in the applicable Additional Confirmation) under any outstanding Additional Transactions and (2) the denominator of which is the number of Shares outstanding on such day.

(q)Limit on Beneficial Ownership.  Notwithstanding any other provisions hereof, Dealer shall not have the right to acquire Shares hereunder and Dealer shall not be entitled to take delivery of any Shares hereunder (in each case, whether in connection with the purchase of Shares on any Settlement Date or any Termination Settlement Date, any Private Placement Settlement or otherwise) to the extent (but only to the extent) that, after such receipt of any Shares hereunder, (i) the Share Amount would exceed the Post-Effective Limit or (ii) Dealer and each person subject to aggregation of Shares with Dealer under Section 13 or Section 16 of the Exchange Act and the rules promulgated thereunder (the “Dealer Group”) would directly or indirectly beneficially own (as such term is defined for purposes of Section 13 or Section 16 of the Exchange Act and the rules promulgated thereunder) in excess of 8.0% of the then outstanding Shares (the “Threshold Number of Shares”).  Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery, (i) the Share Amount would exceed the Post-Effective Limit or (ii) the Dealer Group would directly or indirectly so beneficially own in excess of the Threshold Number of Shares.  If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of this provision, Counterparty’s obligation to make such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Scheduled Trading Day after, Dealer gives notice to Counterparty that, after such delivery, (i) the Share Amount would not exceed the Post-Effective Limit or (ii) the Dealer Group would not directly or indirectly so beneficially own in excess of the Threshold Number of Shares.

In addition, notwithstanding anything herein to the contrary, if any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of the immediately preceding paragraph, Dealer shall be permitted to make any payment due in respect of such Shares to Counterparty in two or more tranches that correspond in amount to the number of Shares delivered by Counterparty to Dealer pursuant to the immediately preceding paragraph.

(r)Commodity Exchange Act.  Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended (the “CEA”), the Agreement and the Transaction are subject to individual negotiation by the parties and have not been executed or traded on a “trading facility” as defined in Section 1a(51) of the CEA.

(s)Bankruptcy Status.  Subject to Paragraph 7(m) above, Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights with respect to the transactions contemplated hereby that are senior to the claims of Counterparty’s common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided, however, that nothing herein shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to this Confirmation and the Agreement; and provided, further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transaction other than the Transaction.

(t)No Collateral or Setoff.  Notwithstanding Section 6(f) or any other provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Counterparty hereunder are not secured by any collateral.  Obligations in respect of the Transaction shall not be set off against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be set off against obligations in respect of the Transaction, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, except that set-off solely with respect to amounts payable under the Transaction and any and all Additional Transactions governed by the Agreement shall be permissible.

(u)Tax Matters.

(i) For the purpose of Section 3(e) of the Agreement, each of Dealer and Counterparty makes the following representation: It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of the Agreement or amounts payable hereunder that may be treated as interest for U.S. federal income tax purposes) to be made by it to the other party under the Agreement. In making this representation, it may rely on (A) the accuracy of any representations made by the other party pursuant to Section 3(f) of the Agreement, (B) the satisfaction of the agreement contained in Section 4(a)(i) or Section 4(a)(iii) of the Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or Section 4(a)(iii) of the Agreement and (C) the satisfaction of the agreement of the other party contained in Section 4(d) of the Agreement, except that it will not be a breach of this representation where reliance is placed on clause (B) above and the other party does not deliver a form or document under Section 4(a)(iii) of the Agreement by reason of material prejudice to its legal or commercial position.

(ii)For the purpose of Section 3(f) of the Agreement:

(1)	Dealer makes the following representations:
a.

[It (or its regarded owner for U.S. federal income tax purposes) is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for U.S. federal income tax purposes.]

b.

[It is a national banking association organized and existing under the laws of the United States of America and is an exempt recipient under section 1.6049-4(c)(1)(ii) of the United States Treasury Regulations][It is a broker-dealer firm registered with the Commission under the Exchange Act and is an exempt recipient under section 1.6049-4(c)(1)(ii)(I) of the United States Treasury Regulations].[(i) It is a bank organized under the laws of Canada. (ii) It is a corporation for U.S. federal income tax purposes. (iii) Each payment received or to be received by it in connection with this Confirmation will be effectively connected with its conduct of a trade or business in the United States.].

c.	[●].
(2)	Counterparty makes the following representations:
a.	It is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for U.S. federal income tax purposes.
b.

It is a corporation for U.S. federal income tax purposes and is organized under the laws of the State of Maryland, and is an exempt recipient under section 1.6049-4(c)(1)(ii)(A) of the United States Treasury Regulations.

(iii)Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act.  “Tax” as used in Paragraph 7(u)(i) of this Confirmation and “Indemnifiable Tax,” as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”).  For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(iv)871(m) Protocol. To the extent that either party to the Agreement with respect to the Transaction is not an adhering party to the ISDA 2015 Section 871(m) Protocol published by ISDA on November 2, 2015 and available at www.isda.org, as may be amended, supplemented, replaced or superseded from time to time (the “871(m) Protocol”), the parties agree that the provisions and amendments contained in the Attachment to the 871(m) Protocol are incorporated into and apply to this Confirmation and the Agreement with respect to the Transaction as if set forth in full herein. The parties further agree that, solely for purposes of applying such provisions and amendments to this Confirmation and the Agreement with respect to the Transaction, references to “each

Covered Master Agreement” in the 871(m) Protocol will be deemed to be references to this Confirmation and the Agreement with respect to the Transaction, and references to the “Implementation Date” in the 871(m) Protocol will be deemed to be references to the Trade Date of the Transaction. For greater certainty, if there is any inconsistency between this provision and the provisions in any other agreement between the parties to which a Transaction relates, this provision shall prevail unless such other agreement expressly overrides the provisions of the Attachment to the 871(m) Protocol.

(v)Tax Documentation. For the purposes of Sections 4(a)(i) and 4(a)(ii) of the Agreement, each of Counterparty and Dealer agrees to deliver, as applicable, (1) in the case of Counterparty, a valid and duly executed U.S. Internal Revenue Service Form W-9, or any successor thereto, with the “corporation” box checked on line 3 thereof, and (2) in the case of Dealer, a valid and duly executed U.S. Internal Revenue Service [Form W-9][Form W-8ECI], or any successor thereto, in each case (i) on or before the date of execution of this Confirmation, (ii) promptly upon reasonable demand by the other party and (iii) promptly upon learning that any such tax form previously provided has become inaccurate or incorrect.  Additionally, each party shall, promptly upon request by the other party, provide the other party tax forms and documents requested by the other party to make a payment under this Confirmation without any deduction or withholding for or on account of any tax or with such deduction or withholding at a reduced rate.

(v)Wall Street Transparency and Accountability Act of 2010. The parties hereby agree that none of (i) Section 739 of the WSTAA, (ii) any similar legal certainty provision included in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, (iii) the enactment of the WSTAA or any regulation under the WSTAA, (iv) any requirement under the WSTAA or (v) any amendment made by the WSTAA shall limit or otherwise impair either party’s right to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased cost, regulatory change or similar event under this Confirmation, the Equity Definitions or the Agreement (including, but not limited to, any right arising from any Acceleration Event).

(w)Other Forwards / Dealers. Dealer acknowledges that Counterparty has entered or may enter in the future into one or more substantially similar forward transactions for the Shares (each, an “Other Forward” and collectively, the “Other Forwards”) with one or more dealers, and/or affiliates thereof (each, an “Other Dealer” and collectively, the “Other Dealers”).  Dealer and Counterparty agree that if Counterparty designates a “Settlement Date” with respect to one or more Other Forwards for which “Cash Settlement” or “Net Share Settlement” is applicable, and the resulting “Unwind Period” for such Other Forwards coincides for any period of time with an Unwind Period for the Transaction (the “Overlap Unwind Period”), Counterparty shall notify Dealer at least one Scheduled Trading Day prior to the commencement of such Overlap Unwind Period of the first Scheduled Trading Day and length of such Overlap Unwind Period, and Dealer shall be permitted to purchase Shares to unwind its hedge in respect of the Transaction only on alternating Scheduled Trading Days during such Overlap Unwind Period, commencing on the first, second, third or later Scheduled Trading Day of such Overlap Unwind Period, as notified to Dealer by Counterparty at least one Scheduled

Trading Day prior to such Overlap Unwind Period (which alternating Scheduled Trading Days, for the avoidance of doubt, may be every other Scheduled Trading Day if there is only one Other Dealer, every third Scheduled Trading Day if there are two Other Dealers, etc.).

(x)Delivery of Cash. For the avoidance of doubt, nothing in this Confirmation shall be interpreted as requiring Counterparty to deliver cash in respect of the settlement of the Transaction, except in circumstances where the required cash settlement thereof is permitted for classification of the contract as equity by ASC 815-40 (formerly EITF 00-19) as in effect on the Trade Date (including, without limitation, where Counterparty so elects to deliver cash or fails timely to elect to deliver Shares in respect of such settlement). For the avoidance of doubt, the preceding sentence shall not be construed as limiting (i) Paragraph 7(i) hereunder or (ii) any damages that may be payable by Counterparty as a result of breach of this Confirmation.

(y) Counterparts; Electronic Delivery.

(i)Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., DocuSign (any such signature, an “Electronic Signature”)) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.  The words “execution,” “signed,” “signature” and words of like import in this Confirmation or in any other certificate, agreement or document related to this Confirmation shall include any Electronic Signature, except to the extent electronic notices are expressly prohibited under this Confirmation or the Agreement.

(ii) Notwithstanding anything to the contrary in the Agreement, either party may deliver to the other party a notice relating to any Event of Default or Termination Event under this Confirmation by e-mail.

[(z)] U.S. Stay Regulations. To the extent that the QFC Stay Rules are applicable hereto, then the parties agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of this Confirmation, and for such purposes this Confirmation shall be deemed a Protocol Covered Agreement and each party shall be deemed to have the same status as “Regulated Entity” and/or “Adhering Party” as applicable to it under the Protocol; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of this Confirmation and each party shall be deemed to have the status of “Covered Entity” or “Counterparty Entity” (or other similar term) as applicable to it under the Bilateral Agreement; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of this Confirmation, and for such purposes this Confirmation shall be deemed a “Covered Agreement,” Dealer shall be deemed a “Covered Entity” and Counterparty shall be deemed a “Counterparty Entity.” In the event that, after the date of this Confirmation, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this Paragraph. In the event of any inconsistencies between this Confirmation and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this Paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this Paragraph, references to “this Confirmation” include any related credit enhancements entered into between the parties or provided by one to the other. In addition, the parties agree that the terms of this Paragraph shall be incorporated into any related covered affiliate credit enhancements, with all references to Dealer replaced by references to the covered affiliate support provider.

“QFC Stay Rules” mean the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.

[(aa)]2 Risk Disclosure.  Counterparty represents and warrants that it has received, read and understands Dealer’s “Risk Disclosure Statement Regarding OTC Derivatives Products” and acknowledges the terms thereof as if it had signed the Risk Disclosure Statement Verification contained therein as of the date hereof.

[*]3

[Signature Pages Follow]

2 NTD: To include in Jefferies’ confirm.

3 NTD: Insert Dealer boilerplate, if any.

Please confirm your agreement to be bound by the terms stated herein by executing the copy of this Confirmation enclosed for that purpose and returning it to us.

Yours sincerely,

[DEALER NAME]

By:
Name: [●]
Title: [●]

Confirmed as of the date first above written:

UDR, INC.

By:
Name: [●]
Title: [●]

SCHEDULE I

Forward Price Reduction Date	Forward Price Reduction Amount
Trade Date	USD [●]
[●]	USD [●]
[●]	USD [●]
[●]	USD [●]
[●]	USD [●]
[●]	USD [●]
[●]	USD [●]

ANNEX A

PRICING SUPPLEMENT

Date: [●], 20[●]

To:	UDR, Inc.

1745 Shea Center Drive, Suite 200

Highlands Ranch, Colorado 80129

Fax No.: (720) 283-2453

Attention:Joseph D. Fisher

David G. Thatcher

From:	[DEALER NAME AND NOTICE INFORMATION]

Ladies and Gentlemen:

This Pricing Supplement is the Pricing Supplement contemplated by the Registered Forward Transaction dated as of [         ], 20[  ] (the “Confirmation”) between UDR, Inc., and [DEALER NAME].

Terms not otherwise defined herein shall have the meaning ascribed to them in the Confirmation.

For all purposes under the Confirmation,

(a)the Hedge Completion Date is [         ];

(b)the Number of Shares shall be [         ], subject to further adjustment in accordance with the terms of the Confirmation; and

(c)the Initial Forward Price shall be USD [ ].

Very truly yours,
[DEALER NAME]

By:
Name:
Title:

Confirmed as of the date first above written:

UDR, INC.

By:
Name:
Title: